UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
ORION GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
Payment of filing fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(I) and 0-11

(1)	Title of each class of securities to which transaction applies;
____________________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
____________________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
____________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
____________________________________________________________________________________________________
(5) Total fee paid:
____________________________________________________________________________________________________
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
____________________________________________________________________________________________________

(2)	Form, schedule or registration statement number:
____________________________________________________________________________________________________

(3)	Filing party:
____________________________________________________________________________________________________

(4)	Date filed:
____________________________________________________________________________________________________

May 11, 2018

Mr. J. Michael Pearson, former President and Chief Executive Officer of Orion Group Holdings, Inc. (the “Company”), a member of the Company’s Board of Directors (the “Board”), has withdrawn from membership on the Board’s Audit Committee and its Nominating and Corporate Governance Committee (the “Committees”), effective immediately.

Mr. Pearson, who retired from all executive positions with the Company effective December 31, 2014, tendered his resignation from the Committees in order to avoid the appearance of any conflict with his service on those Committees given his prior role as Chief Executive Officer of the Company.  While the Board continues to believe that Mr. Pearson is and would have been able to exercise his independent judgment, the Board supports Mr. Pearson’s decision to step down from the Committees.

In light of his decision, the Board has appointed Mr. Richard L. Daerr, Jr. to serve as a member of each Committee, effective immediately.  Mr. Pearson’s resignation from the Committees has no effect on his continued service as a member of the Board, and he continues to be a nominee for election to the Board at the 2018 annual meeting of stockholders.

The information disclosed above supplements the Company’s proxy statement, which was made available to stockholders on or about April 11, 2018.